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[LETTERHEAD OF BOSTON LIFE SCIENCES, INC. APPEARS HERE]





                          ***FOR IMMEDIATE RELEASE***


    BOSTON LIFE SCIENCES ACQUIRES EXCLUSIVE LICENSE FOR T-CELL SWITCH FACTOR

   Potential Major Benefit in Treatment of Autoimmune Diseases and Allergies

Waltham, MA - June 25 - Boston Life Sciences, Inc. (Nasdaq: BLSI) announced that it has obtained the worldwide exclusive rights to a patent application concerning a recently-discovered transcription factor that has been shown, in preclinical in vitro tests, to regulate the switching of T helper 1 (Th1) cells into T helper 2 (Th2) cells. The ability to switch Th1 cells into Th2 cells (and vice versa) may be of significant value in the treatment of autoimmune diseases and allergies. This factor, named C-Maf, was discovered by a team of scientists led by Professor Laurie H. Glimcher at Harvard University.

"We consider this is a major discovery and achievement in immunology, and therefore an extremely important additional asset for the Company", said Dr. Marc E. Lanser, Chief Scientific Officer for BLSI. "To our knowledge, this is the first transcription factor that appears to regulate this switching of T helper cell phenotypes. Many scientists believe that an excess of Th1 cells are strongly associated with the development of autoimmune diseases and an excess of Th2 cells are associated with allergies. We hope that any ultimate products resulting from this discovery will have the potential to treat both autoimmune diseases and allergies by re-establishing the correct balance between Th1 and Th2 cells". "While there can be no assurance that the discovery of C-Maf will generate any products approved for commercial sale, we currently expect to make this a major area of focus for BLSI", stated David Hillson, the company's president. BLSI plans to provide funding support for the ongoing development of this technology through Dr. Glimcher's laboratory at Harvard.

BLSI is engaged in the research and development of novel treatments for cancer, autoimmune diseases, and central nervous system disorders. BLSI's products in clinical trials or in pre-clinical development include Cartilage-derived Inhibitor (CDI), a natural anti-angiogenesis factor for the treatment of solid tumors; Axogenesis Factor 1 (AF-1), a novel central nervous system growth factor; Altropane/TM/, a radioimaging agent for the diagnosis of Parkinson's Disease; THERAFECTIN/(R)/ for the treatment of Rheumatoid Arthritis; and a different transcription factor that controls the expression of molecules associated with autoimmune disease.

For additional information contact:

Marc E. Lanser, M.D.
Chief Scientific Officer
617-890-8263
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